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                                                                      EXHIBIT 99


CATUITY PROVIDES GUIDANCE FOR THE REMAINDER OF 2002

Detroit, MI, June 26, 2002 - Catuity, Inc. (NASDAQ: CTTY; ASX: CAT) today released a mid-year review of its forward-looking statements and projections for 2002.

Catuity last provided market guidance in its Annual Report on form 10-K filed with the SEC in March 2002. Catuity is now updating and revising these forecasts based on management's review of its business at the halfway point of the year and following recent discussions with customers.

Michael V. Howe, President and Chief Executive Officer of Catuity, stated, "Catuity continues to be very positive about its future with a high level of market and sales activity and our proven capacity to deliver product on time. We are not changing our view of the future and we are projecting a breakeven position with positive cash flows from operations for the second half of 2002. However, we recognize that factors largely beyond our control are now expected to cause the timing of a portion of our previously projected revenues and cash flow to be delayed several months. The effect is that recognizable revenues for the second half of 2002 will not be sufficient to recover the operating losses incurred in the first half of 2002. Second half net cash inflow from operations will be positive but will not completely recover the cash used in operating activities in the first half."

SECOND HALF 2002

Catuity is projecting that it will breakeven in the second half of 2002 with net revenues of $3.2 million and operating costs (before non-cash stock compensation expense) of $3.2 million. Net cash inflows from operating activities for the period are projected to be approximately $1.1 million. These projections compare favorably to net revenues of $1.3 million and a loss of $1.3 million in the corresponding 2001 period.

The revenue projections are based on recent discussions with customers and the Company's estimate that 1.5 million smart cards will be activated with loyalty by December 31, 2002. Catuity anticipates there will be more than 20 million cards issued with Catuity's software pre-loaded on the card by the end of 2002. As of the end of May 2002, an estimated 12 million of these cards have already been issued. Catuity's estimate of 1.5 million cards activated with its loyalty application by the end of 2002 represents 7.5 percent of the projected issued cards that have its software pre-loaded on them. The activation of cards is a timing issue beyond the Company's control and a significant number of additional cards are expected to be issued, with a significantly higher percentage of activation to occur, progressing into 2003. If more cards with the Catuity software are activated in 2002, the Company's revenues could be higher than currently projected, and vice versa.

Up to the present time, Catuity has received a significant majority of its revenues from software customization projects for its customers. In recent quarters the value of revenues from integration, support, installation and training services has been increasing as customers move closer to their launches using Catuity's loyalty software to implement their reward programs. Catuity believes license revenue will start to become a significant component of its total revenues in the fourth quarter of this year, with significant further growth in 2003.

Catuity's business model for license revenue is based on cards issued, cards activated with loyalty or card transactions. As the number of, and usage of, cards with loyalty software capability increases, the license fees Catuity receives are also expected to increase. Catuity has no control over issuance, card usage, or the timing and extent of the retail incentive programs that promote card usage. Although the company sees great interest in loyalty software programs from retailers and card issuers, it cannot at this early adopter stage easily project the timing of license revenues.

FIRST HALF 2002

Catuity is projecting net revenues of $1.9 million, operating costs (before non-cash stock compensation expense) of



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$3.1 million and a loss of $1.2 million for the first half of 2002. These projections compare favorably to net revenues of $322,000 and a loss of $3.1 million in the corresponding 2001 period, ending June 30.

FULL YEAR 2002

Catuity projects net revenues for 2002 of $5.1 million, operating costs (before non-cash stock compensation expense) of $6.3 million and a loss of $1.2 million for the year. These projections compare favorably to net revenues of $1.6 million and a loss of $4.5 million in 2001.

The company projects net cash used in operating activities to be approximately $650,000 for 2002 (compared to $3.95 million in 2001).

The Company anticipates that as of December 31, 2002, its balance sheet will show deferred revenue of approximately $1.2 million. This represents invoices rendered for license fees and services performed that under US GAAP cannot be recognized as revenue even though no additional costs are expected to be incurred in earning such revenue.

Catuity projects cash reserves to be $3.6 million as of December 31, 2002 compared with $4.4 million as of December 31, 2001.



GENERAL

The above projections do not include any revenues, costs or cash flow related to the data aggregation and analytics business that the Company intends to pursue. All projections are based on US GAAP.

Catuity has reviewed recent market developments and current market trends. Some of the market factors that are impacting or may impact revenues and cash flow are:

         - Card usage in the fourth quarter is generally higher because of higher US retail sales due to holiday spending;

         - Card issuance in the fourth quarter tends to be lower than in other quarters due to the US holiday season and consumers tendency to use existing cards during this period.

         - A number of yearly customer budgets commence in the fourth quarter. This results in some uncertainty until late in the third quarter, regarding future expenditures of customers. In 2001 Catuity received 60 percent of its total revenue in the fourth quarter of the year.

         - While offering a distinct competitive advantage, integrating Catuity's loyalty software to customers' legacy systems is complex and can take a significant amount of time.

         - The implementations in North America projected to be completed later this year are the world's first major implementations of multi-program card systems and the market is watching closely.

         - The issuance of smart cards remains in its infancy, and while activity and interest continues to be strong, some major potential customers are waiting for completion and implementation of existing major projects.

Catuity has released this information in order to ensure that shareholders and markets generally are aware of the challenges and uncertainties inherent in forecasting revenues and cash flows for the current year.

ABOUT CATUITY, INC.

Catuity, Inc. is a leading provider of application software that allows merchants, transaction processors and payment card issuers to establish and administer customer incentive and loyalty programs integrated to the payment system at the point of sale. Catuity Loyalty Software can be used by a broad range of sellers of goods and services, particularly those who sell through both store locations and over the Internet. Catuity's software has been included



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on millions of credit, charge and debit cards, and works on both magnetic stripe or chip or "smart" cards. With Catuity's loyalty solution, merchants can offer their customers valuable benefits, thereby attracting and retaining customers as well as encouraging increased purchases. More information on Catuity is available at its website: http://www.catuity.com.

In conjunction with the provisions of the "Safe Harbor" section of the Private Securities Litigation Reform Act of 1995, this release may contain forward-looking statements pertaining to future anticipated projected plans, performance and developments, as well as other statements relating to future operations. All such forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not materially differ from expectations. Further information on potential factors that could affect Catuity, Inc. is included in the Company's Form 10-K, which is filed with the U.S. Securities & Exchange Commission.

Contact:                   Jack Lowry
                           Chief Financial Officer
                           313-567-4348

                           or

                           Bev Jedynak
                           Martin E. Janis & Company, Inc.
                           312-943-1100 ext. 12